Exhibit 99

NEWS RELEASE For further information, contact Shelley Hickman, Director –

Global Communications
Tel: 414-768-4599 Fax: 414-768-5211
shickman@bucyrus.com www.bucyrus.com

BUCYRUS INTERNATIONAL, INC. ANNOUNCES SUMMARY FINANCIAL RESULTS FOR

THE QUARTER ENDED MARCH 31, 2011

South Milwaukee, Wisconsin, April 21, 2011 - Bucyrus International, Inc. (NASDAQ: BUCY), a leading designer, manufacturer and marketer of high productivity mining equipment for surface and underground mining, announced today its summary unaudited financial results for the quarter ended March 31, 2011.

Operating Results

On February 19, 2010, Bucyrus completed its previously announced acquisition of Terex Corporation’s mining equipment business (“Terex Mining”). The financial results for the quarter ended March 31, 2010 include the net assets and results of operations of Terex Mining since the February 19, 2010 date of acquisition as well as the acquisition accounting adjustments and acquisition costs related to the Terex Mining acquisition. As a result, the financial results for the quarter ended March 31, 2011 are not necessarily comparative to the results for the quarter ended March 31, 2010.

Consolidated Condensed Statements of Earnings (Unaudited)

	Quarter Ended March 31,
	2011	2010
	(Dollars in thousands, except per share amounts)
Sales	$909,671	$607,525
Cost of products sold	650,018	432,243

Gross profit	259,653	175,282
Selling, general and administrative expenses	115,131	87,134
Research and development expenses	23,814	13,243
Amortization of intangible assets	11,550	8,990

Operating earnings	109,158	65,915
Interest income	(2,062)	(1,349)
Interest expense	19,743	11,059
Other expense	2,453	1,835

Earnings before income taxes	89,024	54,370
Income tax expense	32,690	19,356

Net earnings	$56,334	$35,014

	Quarter Ended March 31,
	2011	2010
	(Dollars in thousands, except per share amounts)
Net Earnings Per Share Data
Basic:
Net earnings per share	$0.70	$0.45
Weighted average shares	80,923,776	77,299,009
Diluted:
Net earnings per share	$0.69	$0.45
Weighted average shares	82,125,915	78,661,173

Other Financial Data
EBITDA (1)	$132,387	$87,867
Non-cash stock compensation expense (2)	1,964	1,948
Loss on disposal of fixed assets (3)	10	1,865
Terex Mining acquisition costs (4)	—	14,068
Costs associated with the pending merger with Caterpillar Inc. (5)	1,141	—
Inventory fair value adjustment charged to cost of products sold (6)	—	7,019

Adjusted EBITDA (7)	$135,502	$112,767

(1)	EBITDA is defined as net earnings before interest income, interest expense, income tax expense, depreciation and amortization. EBITDA is presented because (i) management uses EBITDA to measure Bucyrus’ liquidity and financial performance and (ii) management believes EBITDA is frequently used by securities analysts, investors and other interested parties in evaluating the performance and enterprise value of companies in general, and in evaluating the liquidity of companies with significant debt service obligations and their ability to service their indebtedness. The EBITDA calculation is not an alternative to net earnings under accounting principles generally accepted in the United States of America as an indicator of operating performance or of cash flows as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies.
(2)	Reflects non-cash stock compensation expense related to equity incentive plans.
(3)	Reflects losses on the disposal of fixed assets in the ordinary course.
(4)	Reflects costs related to the acquisition of Terex Mining.
(5)	Reflects costs related to the pending merger with Caterpillar Inc.
(6)	In connection with the acquisition of Terex Mining, inventories acquired were adjusted to estimated fair value. This adjustment was charged to cost of products sold as the inventory was sold.
(7)	Adjusted EBITDA is a material term in Bucyrus’ credit agreement, which management believes is a material agreement, and is used in the calculation of the leverage ratio covenant thereunder.

The following table reconciles net earnings to EBITDA and EBITDA to net cash provided by operating activities:

	Quarter Ended March 31,
	2011	2010
	(Dollars in thousands)
Net earnings	$56,334	$35,014
Interest income	(2,062)	(1,349)
Interest expense	19,743	11,059
Income tax expense	32,690	19,356
Depreciation	11,680	12,960
Amortization	14,002	10,827

EBITDA	132,387	87,867
Changes in assets and liabilities	(59,386)	127,874
Non-cash stock compensation expense	1,964	1,948
Loss on disposal of fixed assets	10	1,865
Interest income	2,062	1,349
Interest expense	(19,743)	(11,059)
Income tax expense	(32,690)	(19,356)

Net cash provided by operating activities	$24,604	$190,488

Consolidated Condensed Balance Sheets (Unaudited)

	March 31, 2011	December 31, 2010
	(Dollars in thousands)
Assets
Cash and cash equivalents	$484,371	$473,741
Receivables - net	880,066	918,828
Inventories	1,334,235	1,129,484
Deferred income taxes	75,940	80,358
Prepaid expenses and other	78,000	61,856

Total current assets	2,852,612	2,664,267

Goodwill	949,007	927,882
Intangible assets - net	666,419	679,131
Other assets	133,169	122,397

Total other assets	1,748,595	1,729,410
Property, plant and equipment - net	645,334	626,151

Total assets	$5,246,541	$5,019,828

	March 31, 2011	December 31, 2010
Liabilities and Common Stockholders’ Investment
Accounts payable and accrued expenses	$642,293	$746,460
Liabilities to customers on uncompleted contracts and warranties	467,183	322,051
Income taxes	89,969	46,386
Current maturities of long-term debt and short-term obligations	37,553	28,113

Total current liabilities	1,236,998	1,143,010

Deferred income taxes	95,126	92,350
Pension and other	271,350	258,010

Total long-term liabilities	366,476	350,360
Long-term debt, less current maturities	1,490,038	1,487,344
Common stockholders’ investment	2,153,029	2,039,114

Total liabilities and common stockholders’ investment	$5,246,541	$5,019,828

Segment Information (Unaudited)

	Quarter Ended March 31, 2011
	Sales	Operating Earnings	Depreciation and Amortization	Capital Expenditures	Total Assets
	(Dollars in thousands)
Surface mining	$640,027	$101,398	$14,746	$10,631	$3,490,199
Underground mining	269,644	22,123	8,483	5,929	1,724,681

Total operations	909,671	123,521	23,229	16,560	5,214,880
Corporate	—	(14,363)	—	12,837	31,661

Consolidated total	$909,671	109,158	23,229	$29,397	$5,246,541

Interest income		(2,062)	—
Interest expense		19,743	—
Other expense		2,453	2,453

Earnings before income taxes		$89,024	$25,682

	Quarter Ended March 31, 2010
	Sales	Operating Earnings	Depreciation and Amortization	Capital Expenditures	Total Assets
	(Dollars in thousands)
Surface mining(1)	$397,571	$66,588	$13,393	$4,175	$2,878,288
Underground mining	209,954	21,268	8,558	2,549	1,470,987

Total operations	607,525	87,856	21,951	6,724	4,349,275
Corporate	—	(21,941)	—	—	—

Consolidated total	$607,525	65,915	21,951	$6,724	$4,349,275

Interest income		(1,349)	—
Interest expense		11,059	—
Other expense		1,835	1,836

Earnings before income taxes		$54,370	$23,787

(1)	Operating earnings include inventory fair value adjustments charged to cost of products sold of $7.0 million. This amount is not included in the depreciation and amortization column.

Sales consisted of the following:

	Quarter Ended March 31,
	2011	2010	% Change
	(Dollars in thousands)
Surface Mining:
Original equipment	$324,545	$170,169	90.7%
Aftermarket parts and service	315,482	227,402	38.7%

	640,027	397,571	61.0%

Underground Mining:
Original equipment	134,733	97,826	37.7%
Aftermarket parts and service	134,911	112,128	20.3%

	269,644	209,954	28.4%

Total:
Original equipment	459,278	267,995	71.4%
Aftermarket parts and service	450,393	339,530	32.7%

	$909,671	$607,525	49.7%

Total sales for the first quarter of 2011 and 2010 were negatively impacted by the seasonality of aftermarket shipments in the mining industry in comparison to other quarters throughout the year. Typically, the first quarter is the slowest quarter in terms of aftermarket sales. In addition, the flooding in Australia negatively impacted first quarter 2011 sales. Capacity utilization at Bucyrus’ manufacturing facilities was high during the first quarter of 2011 resulting in a build-up of work-in-progress inventory which is expected to be shipped in future periods.

The increase in surface mining original equipment sales for the first quarter of 2011 compared to the first quarter of 2010 was primarily due to increased hydraulic excavator, off-highway haul truck and electric mining shovel sales. The increase in hydraulic excavator sales was in the Australian, Mongolian and North African markets as a result of the continued strength of coal, iron ore and gold prices. The increase in off-highway haul truck sales was in the Australian, Chinese and Brazilian markets as a result of higher demand for coal and iron ore in these markets. The increase in electric mining shovel sales was in the Indian, Canadian and Brazilian markets and was driven by continued strong commodity prices, customers returning to more sustainable levels of capital expenditures and new shovel technology.

The increase in surface mining aftermarket parts and service sales for the first quarter of 2011 compared to the first quarter of 2010 was primarily due to the inclusion of Terex Mining sales for a partial quarter in 2010. The increase was also due to higher electric mining shovel part sales in the oil sands region of the Canadian market.

The increase in underground mining original equipment sales for the first quarter of 2011 compared to the first quarter of 2010 was primarily in the longwall product line. This increase was due to increased sales in the Chinese, United States and Australian markets due to improving coal prices and growing steel production.

The increase in underground mining aftermarket parts and service sales for the first quarter of 2011 compared to the first quarter of 2010 was primarily in the United States market. The increase in longwall aftermarket parts and service sales was primarily due to increased demand as a result of numerous new systems put into production within the past two years. The increase in room and pillar aftermarket parts and service sales was primarily due to an increase in rebuilds and increased demand for transportation equipment.

Gross profit and gross margin were as follows:

	Quarter Ended March 31,
	2011	2010	% Change
	(Dollars in thousands)

Gross profit	$259,653	$175,282	48.1%
Gross margin	28.5%	28.9%	N/A

Gross margin for the first quarter of 2011 decreased from the first quarter of 2010 primarily due to the mix of products sold. Raw material cost increases had a minimal impact on gross margin for the first quarter of 2011.

Gross profit and gross margin were affected by amortization of acquisition accounting adjustments related to the acquisition of Terex Mining as follows:

	Quarter Ended March 31,
	2011	2010
	(Dollars in thousands)

Gross profit increase (reduction)	$178	($6,832)
Gross margin reduction (percentage points)	—	1.1

Operating earnings were as follows:

	Quarter Ended March 31,
	2011	2010	% Change
	(Dollars in thousands)
Surface mining	$101,398	$66,588	52.3%
Underground mining	22,123	21,268	4.0%

Total operations	123,521	87,856	40.6%
Corporate	(14,363)	(21,941)	34.5%

Consolidated total	$109,158	$65,915	65.6%

Operating earnings for the first quarter of 2011 and the first quarter of 2010 were reduced by $7.0 million and $11.2 million, respectively, as a result of amortization of acquisition accounting adjustments related to the acquisition of Terex Mining.

The effective income tax rate for the first quarter of 2011 was 36.7% compared to 35.6% for the first quarter of 2010. The higher rate in 2011 was primarily due to non-deductible costs related to the pending merger with Caterpillar Inc. and the rate in 2010 was unfavorably impacted by non-deductible costs related to the acquisition of Terex Mining.

Net earnings were as follows:

	Quarter Ended March 31,
	2011	2010	% Change
	(Dollars in thousands)

Net earnings	$56,334	$35,014	60.9%
Fully diluted net earnings per share	$0.69	$0.45	53.3%

Net earnings were reduced (increased) by amortizations of acquisition accounting adjustments related to the acquisition of Terex Mining as follows:

	Quarter Ended March 31,
	2011	2010
	(Dollars in thousands)

Inventory fair value adjustment charged to cost of products sold	$—	$7,019
Amortization of intangible assets	7,276	4,462
Depreciation of fixed assets	(261)	(234)

Operating earnings	7,015	11,247
Income tax benefit	(2,445)	(3,618)

Total	$4,570	$7,629

EBITDA and Adjusted EBITDA were as follows:

	Quarter Ended March 31,
	2011	2010	% Change
	(Dollars in thousands)

EBITDA	$132,387	$87,867	50.7%

EBITDA as a percent of sales	14.6%	14.5%	N/A

Adjusted EBITDA	$135,502	$112,767	20.2%

Adjusted EBITDA as a percent of sales	14.9%	18.6%	N/A

Capital expenditures for the first quarter of 2011 were $29.4 million. Included in capital expenditures was approximately $7 million related to facility expansions and renovations and approximately $5 million for the implementation of a global SAP enterprise resource planning system. Capital expenditures for 2011 are expected to approximate $100 million.

Backlog at March 31, 2011 and December 31, 2010, as well as the portion of backlog which was then expected to be recognized within 12 months of these dates, was as follows:

	March 31, 2011	December 31, 2010	% Change
	(Dollars in thousands)

Surface Mining:
Total	$2,161,537	$1,708,877	26.5%
Next 12 months	$1,404,961	$1,134,105	23.9%

Underground Mining:
Total	$1,104,062	$997,388	10.7%
Next 12 months	$841,118	$752,424	11.8%

Total:
Total	$3,265,599	$2,706,265	20.7%
Next 12 months	$2,246,079	$1,886,529	19.1%

A portion of backlog at March 31, 2011 and December 31, 2010 was related to multi-year contracts that will generate revenue in future years

New orders were as follows:

	Quarter Ended March 31,
	2011	2010	% Change
	(Dollars in thousands)
Surface mining:
Original equipment	$721,905	$168,213	329.2%
Aftermarket parts and service	387,782	171,197	126.5%

	1,109,687	339,410	226.9%

Underground mining:
Original equipment	145,335	153,214	(5.1%)
Aftermarket parts and service	213,983	147,014	45.6%

	359,318	300,228	19.7%

Total:
Original equipment	867,240	321,427	169.8%
Aftermarket parts and service	601,765	318,211	89.1%

	$1,469,005	$639,638	129.7%

The increase in surface mining original equipment new orders for the first quarter of 2011 compared to the first quarter of 2010 was primarily due to increased off-highway haul trucks, hydraulic excavators and dragline new orders. A large order for multiple off-highway haul trucks, electric mining shovels and draglines in the Indian market was received in the first quarter of 2011. Other new orders for off-highway haul trucks were received in the Mongolian and Australian markets. The increase in hydraulic excavator new orders was primarily in the Australian market.

The increase in surface mining aftermarket parts and service new orders for the first quarter of 2011 compared to the first quarter of 2010 was primarily due to Terex Mining being included for a partial quarter in 2010 as well as increased new orders in the Canadian, Indian and Chilean markets. The increase in Canada was primarily due to dragline rebuild projects in the Alberta region and large electric mining shovel parts orders. The increase in India was primarily due to aftermarket orders received along with new original equipment orders and the increase in the Chile was primarily due to the receipt of a multi-year maintenance and repair contract in the first quarter of 2011. A multi-year maintenance and repair contract in the United States market was canceled in the first quarter of 2010, which reduced new orders for that period by $29 million.

Total surface mining new orders for the first quarter of 2011 were positively impacted by approximately $22 million due to the effect of the weaker U.S. dollar on orders and beginning of period backlog denominated in foreign currencies.

The decrease in underground mining original equipment new orders for the first quarter of 2011 compared to the first quarter of 2010 was primarily in the room and pillar product line and reflects the timing of new orders. This decrease was partially offset by an increase in the belt systems product line as a result of large projects in China.

The increase in underground mining aftermarket parts and service new orders for the first quarter of 2011 compared to the first quarter of 2010 was primarily in the United States market due to a large longwall rebuild order in the Central Appalachia region in the first quarter of 2011.

Total underground mining new orders for the first quarter of 2011 were positively impacted by approximately $31 million due to the effect of the weaker U.S. dollar on orders and beginning of period backlog denominated in foreign currencies.

Market Conditions

The market for Bucyrus’ original equipment is closely correlated with customer expectations of sustained strength in prices of mined commodities. Copper and gold prices are at historically high levels, thermal and especially metallurgical coal prices have experienced significant price increases in recent periods, oil and iron ore prices have increased, and all other commodity prices are holding to positive long-term trend lines. As a result, demand for virtually all of Bucyrus’ original equipment products is strong. All markets for Bucyrus’ original equipment products currently are strong, particularly Australia (coal and iron ore), Canada (oil, copper and iron ore), China (coal), Eastern Europe (coal), India (coal), South Africa (coal), South America (copper and iron ore) and the United States iron ore market.

The size of Bucyrus’ installed base of surface mining and underground mining original equipment (approximately $34 billion and $10 billion, respectively) provides the foundation for its aftermarket activities. In the surface mining segment, Australia and Canada remain strong markets for Bucyrus aftermarket parts and services. Sales growth is expected in the United States market as electric mining shovels are coming into the life cycle stage where orders for aftermarket parts and service are expected to increase. In the underground segment, demand for aftermarket parts and services is expected to increase from 2010 levels.

Pending Merger with Caterpillar Inc.

The previously announced transaction with Caterpillar Inc. is expected to close in mid-2011, subject to the completion of certain competition agency reviews and the satisfaction of other customary conditions to closing.

Special Note Regarding Online Availability of Bucyrus Releases and Filings

All Bucyrus financial news releases and SEC filings are posted to Bucyrus’ website, www.bucyrus.com. Automatic email alerts for these postings, corporate and general releases as well as product information also are available at www.bucyrus.com.

FORWARD-LOOKING STATEMENTS AND CAUTIONARY FACTORS

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the use of predictive, future tense or forward-looking terminology, such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “will” or similar terms. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those contained in the forward-looking statements as a result of various factors, some of which are unknown. The factors that could cause actual results to differ materially from those anticipated in such forward-looking statements and could adversely affect Bucyrus’ actual results of operations and financial condition include, without limitation:

•	events, regulatory factors or other circumstances related to the merger agreement with Caterpillar Inc.;

•

the cyclical nature of the sale of original equipment due to fluctuations in market prices for coal, copper, oil, iron ore and other minerals, changes in general economic conditions, changes in interest rates, changes in customers’ replacement or repair cycles, consolidation in the mining industry and competitive pressures;

•	changes in global financial markets and global economic conditions;

•	customers deferring, delaying or canceling capital investments due to volatility and tightening of credit markets, unprecedented financial market conditions and a global recession;

•	disruption of plant operations due to equipment failures, natural disasters or other reasons;

•	dependence on the commodity price of coal and other conditions in the coal market;

•	the highly competitive nature of the mining industry;

•	reliance on significant customers;

•	the loss of key customers or key members of management;

•	the risks and uncertainties of doing business in foreign countries, including emerging markets, and foreign currency risks;

•	costs and risks associated with regulatory compliance and changing regulations affecting the mining industry and/or electric utilities;

•	the ability to attract and retain skilled labor;

•	the ability to continue to offer products containing innovative technology that meets the needs of customers;

•	work stoppages at the company, its customers, its suppliers or providers of transportation;

•	the ability to protect intellectual property;

•	the availability of operating cash to service indebtedness, including the substantial indebtedness incurred to acquire Terex Mining;

•	customers’ inability to obtain loan guarantees or other credit enhancements or financing.

•	reliance on local partners in foreign countries;

•	liabilities relating to Terex Mining which are unknown;

•	dependence on Terex Mining internal control systems for compliance with Section 404 of the Sarbanes-Oxley Act of 2002;

•	entering into a new line of business and new geographic markets in which certain competitors have substantially more experience than the company does as a result of our acquisition of Terex Mining;

•	the ability to successfully implement a new enterprise resource planning system in the surface segment;

•	the ability to satisfy underfunded pension and postretirement obligations;

•	production capacity;

•	product liability, environmental and other potential litigation; and

•	the ability to purchase component parts or raw materials from key suppliers at acceptable prices and/or on the required time schedule.

The foregoing factors do not constitute an exhaustive list of factors that could cause actual results to differ materially from those anticipated in forward-looking statements, and should be read in conjunction with the other cautionary statements and risk factors included in Bucyrus’ Form 10-K for the year ended December 31, 2010 as filed with the Securities and Exchange Commission on March 1, 2011. All forward-looking statements attributable to Bucyrus are expressly qualified in their entirety by the foregoing cautionary statements. Bucyrus undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.